Exhibit 99.1

River Valley Bancorp
Announces 15% Improvement in Earnings for
the Quarter Ended September 30, 2009

For Immediate Release
Tuesday, October 20, 2009

Madison, Indiana – October 20, 2009– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2009. Net income for the quarter was $748,584, or $0.50 expressed as basic earnings per share. Net income for the third quarter ended September 30, 2008 was $645,101, or $0.39 per basic share. The increase in earnings of $103,483, or 16.0%, reflected increased interest margins, higher non-interest income, moderately higher operating expenses and a lower provision for loan losses.

Return on average assets for the quarter ended September 30, 2009 was 0.78% and the return on average equity was 11.96% for the quarter. For the third quarter of 2008, those corresponding returns were 0.71% and 10.06% respectively.

Net income for the nine month period ended September 30, 2009 was $929,819, or $0.62 per basic share. This represents a decrease of $919,277 from the $1,849,096 recorded for the same period ended September 30, 2008. The decrease is attributable to a $2.1 million provision for loan losses during the second quarter 2009 in recognition of deteriorating real estate values on certain loans. That provision negatively impacted the return on average assets for the nine month period ended September 30, 2009 to .24% and a return on average equity of 3.70%. Those respective ratios were 0.70% and 9.47% for the like period in 2008.

Assets totaled $385.3 million as of September 30, 2009, an increase of approximately $20.4 million, from the $364.9 million reported as of September 30, 2008. Net loans, including loans held for sale, were $276.9 million as of September 30, 2009, a decrease of $2.5 million from September 30, 2008. Deposits totaled $267.9 million as of September 30, 2009, an increase of $33.0 million from the $234.9 million reported September 30, 2008. Year to date variances from balances reported as of December 31, 2008 indicate an increase of $13.0 million in assets, $20.1 million in deposits, and a decrease of $8.5 million in loans.

Stockholders’ equity as of September 30, 2009 was $25.5 million. Reported book value of River Valley Bancorp stock was $16.94 as of September 30, 2009.

“In spite of a national focus on investment banks, the “serve me first” Wall Street money managers, and the “too large to fail, and too large to care” institutions, community banking is doing relatively well on our Main Streets. There continue to be economic concerns as the recession persists and the human costs in unemployment and underemployment hurt even the smallest of communities. We are extremely proud to report good news, a commodity that tends to be lost in a down draft of harsh economic realities,” stated Matthew P. Forrester, President of the Corporation. “In this environment, we are pleased to announce that our benchmarks are positive. We are experiencing good growth, increasing profitability, prudent lending with appropriate funding for loan losses, and improving margins. While there continue to be snares to success, we choose to be watchful and resourceful.”

As of September 30, 2009, the Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.

The last reported trade of “RIVR” stock on October 16, 2009 was at $14.00.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	9 Months Ended	9 Months Ended
	9-30-2009	9-30-2009	9-30-2008

Assets		$385,258	$364,869
Net Loans, including loans for sale		276,882	279,415
Allowance for Loan Losses		4,774	2,209
Deposits		267,850	234,929
Stockholders’ Equity		25,485	25,522
Total Interest Income	$4,777	14,331	15,272
Total Non Interest Income	939	3,233	2,487
Interest Expense	2,304	7,024	8,275
Non Interest Expense	2,298	7,116	6,372
Provision for Loan Losses	135	2,573	645
Taxes	230	(79)	618
Net Income	749	930	1,849

ROAA	0.78%	0.24%	0.70%
ROAE	11.96%	3.70%	9.47%
Basic Earnings per Share	$0.50	$0.62	$1.13
Diluted Earnings per Share	0.50	0.62	1.12

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949